SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                         (Amendment No. _____________)1



                            MDU RESOURCES GROUP, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $3.33 PER SHARE
                         (Title of Class of Securities)


                                   0005526901
                                 (CUSIP Number)



                                  MARCH 5, 1998
             (Date of Event Which Requires Filing of this Statement)





              Check the following box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)


--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   0005526901                                       Page 1 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          J. Franklin Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   380,841
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              380,841
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     380,841

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      1.3%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 2 of 61 Pages
-------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Joseph D. Morse Revocable Trust, dated January 25, 1993

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   88,069
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              88,069
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     88,069

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.3%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 3 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Forrest W. Morse Revocable Trust, dated May 21, 1993

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF    5.  SOLE VOTING POWER                   104,187
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              104,187
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     104,187

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.4%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 4 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The William F. Morse Revocable Trust, dated October 5, 1993

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   96,127
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              96,127
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     96,127

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.3%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 5 of 61 Pages
--------------------------------------------------------------------------------



      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Scot F. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF    5.  SOLE VOTING POWER                   22,832
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              22,832
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     22,832

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 6 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Kerry Lin Tong

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF    5.  SOLE VOTING POWER                   22,832
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              22,832
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     22,832

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 7 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael D. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   393,491
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              393,491
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     393,491

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      1.4%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 8 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Derek C. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF    5.  SOLE VOTING POWER                   8,293
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,293
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,293

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                       Page 9 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brock M. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   8,293
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,293
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,293
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 10 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Tyler A. Morse, Tari Morse Custodian under the Oregon Uniform Transfer to Minors Act

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   8,293
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,293
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,293

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 11 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Tyler A. Morse Trust, dated April 24, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   16,126
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              16,126
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     16,126

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%
     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 12 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Joy L. Morse Irrevocable Trust, dated December 24, 1996

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   19,867
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              19,867
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     19,867

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 13 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Brock M. Morse Trust, dated April 24, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   16,126
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              16,126
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     16,126

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%
     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 14 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Derek C. Morse Trust, dated April 24, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   16,126
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              16,126
                    8.  SHARED DISPOSITIVE POWER            0

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     16,126

  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

  12.     TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 15 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Steven G. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   464,729
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              464,729
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     464,729

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      1.6%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 16 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jennifer L. Smith

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   12,094
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              12,094
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     12,094

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.04%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 17 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gregory F. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   461,757
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              461,757
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     461,757

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      1.6%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 18 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Sara L. Morse Trust, dated October 31, 1995

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   8,292
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,292
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,292

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%
     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 19 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Bryan T. Morse Trust, dated October 31, 1995

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   8,292
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,292
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,292

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 20 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jonathan B. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   304,403
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              304,403
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     304,403

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      1.0%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 21 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Travis L. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   3,741
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              3,741
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      3,741

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 22 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gabriel J. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   3,741
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              3,741
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      3,741

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%
     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 23 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Justin W. Morse, Susan L. Morse Custodian under the Oregon Uniform Transfers to Minors Act

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   3,741
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              3,741
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      3,741

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 24 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Amanda N. Morse, Susan L. Morse Custodian under the Oregon Uniform Transfers to Minors Act

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   3,741
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              3,741
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      3,741

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 25 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Travis Lee Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF     5.  SOLE VOTING POWER                   8,681
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,681
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,681

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 26 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Justin Wade Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF     5.  SOLE VOTING POWER                   8,681
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,681
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,681

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 27 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Amanda Nicole Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF     5.  SOLE VOTING POWER                   8,691
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,691
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,691

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 28 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Gabriel Jerome Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF     5.  SOLE VOTING POWER                   8,681
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,681
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,681

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 29 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Raymond W. Morse
      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   123,104
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              123,104
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     123,104

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.4%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 30 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Phyllis J. Helland

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   123,084
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              123,084
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     123,104

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.4%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 31 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Diana M. Perdue

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   123,104
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              123,104
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     123,104

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.4%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 32 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          John G. Perdue

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   123,084
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              123,084
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     123,084

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.4%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 33 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Anne M. Nokavich Family Trust, dated October 29, 1996

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington

      NUMBER OF     5.  SOLE VOTING POWER                   158,587
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              158,587
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     158,587

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.5%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 34 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Anne M. Nokavich Children's Trust, dated April 8, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington

      NUMBER OF     5.  SOLE VOTING POWER                   56,447
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              56,447
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     56,447

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 35 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Angela Anderson

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   4,418
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              4,418
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      4,418

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 36 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Clinton D. Anderson

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   4,418
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              4,418
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      4,418

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 37 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The McBride Family Limited Partnership

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF     5.  SOLE VOTING POWER                   84,149
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              84,149
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     84,149

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.3%

     12.  TYPE OF REPORTING PERSON*

                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 38 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Debbie McCool

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   6,705
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              6,705
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      6,705

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 39 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Richard Lyon

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   6,705
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              6,705
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      6,705

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 40 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Stephen Frey

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   43,313
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              43,313
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     43,313

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 41 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert Reinhard

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   43,156
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              43,156
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     43,156

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 42 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Richard Imper

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   22,243
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              22,243
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     22,243

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 43 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gary Warren

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   21,718
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              21,718
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     21,718

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 44 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          K.C. Klosterman

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF     5.  SOLE VOTING POWER                   15,287
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              15,287
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     15,287

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 45 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Northwest Christian College

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   60,150
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              60,150
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     60,150

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005526901                                      Page 46 of 61 Pages
--------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Willamette Valley Rehabilitation Center, Inc.

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF     5.  SOLE VOTING POWER                   8,270
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              8,270
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,270

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                   |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     The filer and each group member is a signatory to an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 5, 1998, by and among MDU Resources Group, Inc., a Delaware corporation ("MDU"), CMM Acquisition, Inc., an Oregon corporation ("CMM"), Morse Bros., Inc., an Oregon corporation ("MBI") and the shareholders of MBI ("group members") and to related agreements (the "Agreements") including:

         (i) A Stockholders' Agreement (the "Stockholders Agreement"), dated as of March 5, 1998, by and among MDU and each of the group members;

         (ii) A Stock Disposition Agreement (the "Stock Disposition Agreement"), dated as of March 5, 1998, by and among MDU and the group members; and

         (iii) An Indemnification and Pledge Agreement (the "Indemnification Agreement"), dated as of March 5, 1998, by and among MDU and the individual group members,

pursuant to which MBI merged into CMM. Each group member is a former stockholder of MBI, and has become a stockholder of MDU under the Agreements. Under the Merger Agreement, MDU acquired all of the stock of MBI, and the group members received an aggregate of 3,538,701 shares, par value $3.33 per share, of MDU common stock and associated preference share purchase rights and certain other consideration.

     Under the Merger Agreement, each group member has agreed to the appointment of J. Franklin Morse as the shareholder representative. Exhibit A contains a complete description of the authority of Mr. Morse to represent the group members.

     Under the Stockholders' Agreement, each group member has agreed to certain restrictions on its MDU shares acquired under the Merger Agreement. These restrictions include a limitation on each group member's ability to transfer its shares, permitting transfers only to charities and certain trusts and in accordance with the Stock Disposition Agreement described below. This limitation applies for a period of four years to approximately 2.26 million shares of MDU stock ("Restricted Shares") and to 1.37 million shares of MDU stock ("Transferable Shares") until those shares are sold to third parties pursuant to the Stock Disposition Agreement described below. In addition, with respect to the Restricted Shares, for a period of five years, each group member agreed (i) to cause all of the Restricted Shares to be present, in person or by proxy, for quorum purposes, at all meetings of stockholders of MDU, (ii) to vote all Restricted shares entitled to be voted by the group member in accordance with the recommendation or recommendations of the Board of Directors of MDU on matters submitted to MDU stockholders for action, other than the election of directors, (iii) not to, either alone or with any other person, seek or accept a seat on the Board of Directors of MDU, (iv) not to, directly or indirectly, alone or with others, acquire any additional shares of MDU common stock except through (a) the reinvestment of dividends pursuant to certain dividends reinvestment and stock purchase plans or (b) compensation, benefits and incentive plans of MDU, or (v) to, directly or indirectly, (a) make, or participate in, any "solicitation" or "proxies" to vote (as such terms are defined in the proxy rules of the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any shares of MDU common stock, become a "participant" in any "election contest", as defined in Rule 14a-11 under the Exchange Act, with respect to MDU, initiate, propose or solicit stockholders of MDU or participate in any such solicitation for the approval of any stockholder proposal not approved or recommended by the Board of Directors of MDU; (b) form, join, or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of MDU Common Stock; (c) solicit or encourage any person to acquire share of MDU Common Stock; (d) make any proposal, or encourage any other person to make any proposal or proposals with respect to a merger or business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction involving MDU or any of its subsidiaries, or any proposal with respect to any of the matters described in Items (a) through (j) of Item 4 of the Schedule 13D under the Exchange Act; or (e) take any other action inconsistent with the foregoing prohibitions.

     Under Paragraph 2 of the Stock Disposition Agreement, the group members agreed that on or before March 13, 1998, the group members, either individually or through the Shareholders' Representative, would deliver written notice to MDU ("Disposition Notice") setting forth the group member's determination to seek to dispose of all, but not less than all, of the Transferable Shares owned by the group member. Pursuant to this paragraph, the Shareholders' Representative advised MDU on March 12, 1998, that all of the shareholders party to the Stock Disposition Agreement seek to dispose of all of their Transferable Shares, constituting 1,208,706 shares of MDU stock.

     Also under the Stock Disposition Agreement, MDU agreed to provide each group member with price protection regarding the value of each group member's MDU shares in the event of the sale of the Transferable Shares through either a registered offering or a private placement. This price protection would take the form of the issuance by MDU of additional shares to the group members if the sale price per share falls below a certain level. The maximum number of shares that would be issued to group members in the aggregate under this agreement is 300,000 shares. In the event the shares are sold in a registered offering, MDU has agreed to file the registration statement in accordance with the Securities Act.

     Under the Indemnification and Pledge Agreement, the group members have pledged 380,000 shares of MDU stock as security for the obligation of the group members to indemnify MDU for damages caused by its breach of any warranty or representation. MDU has physical possession of these shares, but the group members are still entitled to receive cash dividends attributable to the stock and are allowed to vote the stock, subject to the above discussed limitations.

Item 1(a).     Name of Issuer:

               The name of the Issuer is MDU Resources Group, Inc. ("MDU").

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The principal executive offices of MDU are located at:

               Schuchart Building
               918 East Divide Avenue
               Bismarck, North Dakota, 58506-5650

Item 2(a).     Name of Person Filing:

               This Schedule 13G is being filed by J. Franklin Morse, as group members' representative (Shareholders' Representative). The group members are: J. Franklin Morse; The Joseph D. Morse Revocable Trust; The Forrest W. Morse Revocable Trust; The William F. Morse Revocable Trust; Scot F. Morse; Kerry Lin Tong; Michael D. Morse; Derek C. Morse; Brock M. Morse; Tyler A. Morse, Tari Morse Custodian under the Uniform Transfer to Minors Act; The Tyler A. Morse Trust; The Joy L. Morse Trust; The Brock M. Morse Trust; The Derek C. Morse Trust; Steven G. Morse; Jennifer Smith; Gregory F. Morse; The Sara L. Morse Trust; The Bryan T. Morse Trust; Jonathan B. Morse; Travis L. Morse; Gabriel J. Morse; Justin W. Morse, Susan L. Morse Custodian Under the Oregon Uniform Transfer to Minors Act; Amanda N. Morse, Susan L. Morse Custodian Under the Uniform Transfer to Minors Act; The Travis Lee Morse Gift Trust; The Justin Wade Morse Gift Trust; The Amanda Nicole Morse Gift Trust; The Gabriel Jerome Morse Gift Trust; Raymond W. Morse; Phyllis J. Helland; Diana M. Perdue; John G. Perdue; The Anne Nokavich Family Trust; The Anne M. Nokavich Children's Trust; Angela Anderson; Clinton D. Anderson; The McBride Family Limited Partnership; Debbie McCool; Richard Lyon; Stephen Frey; Robert Reinhard; Richard Imper; Gary Warren; K.C. Klosterman; Northwest Christian College and Williamette Valley Rehabilitation Center, Inc. For more information regarding the trusts and custodianships listed above, please see Exhibit B.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               The address of the principal business office of the person filing is:

               J. Franklin Morse
               Shareholders' Representative
               3616 NW Eagleview Drive
               Albany, OR  97321

Item 2(c).     Citizenship:

               The person filing is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

               This Schedule 13G statement relates to common stock of the issuer, par value $3.33 per share.

Item 2(e).     CUSIP Number:

               0005526901

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               This Statement is not filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

               If this Statement is filed pursuant to Rule 13d-1(c), check this box. X

Item 4.        Ownership.

               The aggregate number of common stock shares that the group members own beneficially is 3,538,700 or 12.14% of MDU common stock. Information concerning the number and percentage of shares owned by each group member and the number of shares as to which each group member has sole or shared voting power and sole or shared dispositive power is set forth in the preceding cover pages.


Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.


Item 7.        Identification  and  Classification  of  the  Subsidiary   Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.


Item 8.        Identification and Classification of Members of the Group.

               Not applicable, as the filing of this Schedule 13G is not pursuant to Rule 13d-1(b)(1)(J) or Rule 13d-1(d).

Item 9.        Notice of Dissolution of Group.

               Not applicable.


Item 10.       Certification.

               "By filing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    EXHIBITS

Exhibit      Description                                               Page No.

A            Information with Respect to Authority of
             J. Franklin Morse to Sign Statement on Behalf
             of All Group Members ...........................................58

B            Identification of Certain Trusts and Custodianships.............60

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   March 13, 1998                        /s/ J. Franklin Morse
        Date                            ---------------------------------------
                                        J. Franklin Morse

							*
                                        ---------------------------------------
                                         The Joseph D. Morse Revocable Trust,
                                           dated January 25, 1993

							*
                                        ---------------------------------------
                                         The Forrest W. Morse Revocable Trust
                                           dated May 21, 1993

							*
                                        ---------------------------------------
                                         The William F. Morse Revocable Trust,
                                           dated October 5, 1993

							*
                                        ---------------------------------------
                                         Scot F. Morse

							*
                                        ---------------------------------------
                                         Kerry Lin Tong

							*
                                        ---------------------------------------
                                         Michael D. Morse

							*
                                        ---------------------------------------
                                         Derek C. Morse

							*
                                        ---------------------------------------
                                         Brock M. Morse

							*
                                        ---------------------------------------
                                         Tyler A. Morse, Tari Morse Custodian
                                           under the Oregon Uniform Transfer to
                                           Minors Act

							*
                                        ---------------------------------------
                                         The Tyler A. Morse Trust,
                                           dated April 24, 1997


							*
                                        ---------------------------------------
                                         The Joy L. Morse Trust,
                                           dated December 24, 1996

							*
                                        ---------------------------------------
                                         The Brock M. Morse Trust,
                                           dated April 24, 1997

							*
                                        ---------------------------------------
                                         The Derek C. Morse Trust,
                                           dated April 24, 1997

							*
                                        ---------------------------------------
                                         Steven G. Morse

							*
                                        ---------------------------------------
                                         Jennifer Smith

							*
                                        ---------------------------------------
                                         Gregory F. Morse

							*
                                        ---------------------------------------
                                         The Sara L. Morse Trust,
                                           dated October 31, 1995

							*
                                        ---------------------------------------
                                         The Bryan T. Morse Trust,
                                           dated October 31, 1995

							*
                                        ---------------------------------------
                                         Jonathan B. Morse

							*
                                        ---------------------------------------
                                         Travis L. Morse

							*
                                        ---------------------------------------
                                         Gabriel J. Morse

							*
                                        ---------------------------------------
                                         Justin W. Morse, Susan L. Morse
                                           Custodian under the Oregon Uniform
                                           Transfer to Minors Act

							*
                                        ---------------------------------------
                                         Amanda N. Morse, Susan L. Morse
                                           Custodian under the Oregon Uniform
                                           Transfer to Minors Act

							*
                                        ---------------------------------------
                                         The Travis Lee Morse Gift Trust,
                                           dated May 15, 1997

							*
                                        ---------------------------------------
                                         The Justin Wade Morse Gift Trust,
                                           dated May 15, 1997

							*
                                        ---------------------------------------
                                         The Amanda Nicole Morse Gift Trust,
                                           dated May 15, 1997

							*
                                        ---------------------------------------
                                         The Gabriel Jerome Morse Gift Trust,
                                           dated May 15, 1997

							*
                                        ---------------------------------------
                                         Raymond W. Morse

							*
                                        ---------------------------------------
                                         Phyllis J. Helland

							*
                                        ---------------------------------------
                                         Diana M. Perdue

							*
                                        ---------------------------------------
                                         John G. Perdue

							*
                                        ---------------------------------------
                                         The Anne Nokavich Family Trust,
                                           dated October 29, 1996

							*
                                        ---------------------------------------
                                         The Anne M. Nokavich Children's Trust
                                           dated April 8, 1997

							*
                                        ---------------------------------------
                                         Angela Anderson

							*
                                        ---------------------------------------
                                         Clinton D. Anderson

							*
                                        ---------------------------------------
                                         The McBride Family Limited Partnership

							*
                                        ---------------------------------------
                                         Debbie McCool

							*
                                        ---------------------------------------
                                         Richard Lyon

							*
                                        ---------------------------------------
                                         Stephen Frey

							*
                                        ---------------------------------------
                                         Robert Reinhard

							*
                                        ---------------------------------------
                                         Richard Imper

							*
                                        ---------------------------------------
                                         Gary Warren

							*
                                        ---------------------------------------
                                         K.C. Klosterman

							*
                                        ---------------------------------------
                                         Northwest Christian College

							*
                                        ---------------------------------------
                                         Williamette Valley Rehabilitation
                                          Center, Inc.


                         *      BY:      /s/ J. Franklin Morse
                                        ---------------------------------------
                                         Shareholders' Representative

                                    Exhibit A
           Information with Respect to Authority of J. Franklin Morse to Sign Statement on Behalf of All Group Members

     Section 9 of the Merger Agreement provides as follows:

         9.1 Shareholders' Representative. Each of the [group members] hereby irrevocably make, constitute and appoint J. Franklin Morse of Albany, Benton County, Oregon as each of the [group members'] agent and representative and attorney-in-fact (the "Shareholder's Representative") for all purposes and under this Agreement, and hereby authorize him to act for such [group members] and in such [group member's] name, place and stead and for such [group member's] use and benefit, with full authority to:

                  9.1.1 Receive all notices or documents given or to be given to him by MDU or [CMM] pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or other proceeding arising under this Agreement. The Shareholders' Representative promptly shall forward a copy of such notice or process to each [group member];

                  9.1.2 Deliver at the Closing the certificates representing the shares of MDU capital stock of each [group member] in exchange for his portion of the Merger Consideration;

                  9.1.3 Sign and deliver to MDU at the Closing a receipt for such [group member's] portion of the Merger Consideration and transmit such Merger Consideration to each such [group member];

                  9.1.4 Deliver to MDU at the Closing all certificates and documents to be delivered to MDU by the [group members] pursuant to this Agreement, together with any other certificates and documents executed by such [group member] and deposited with the Shareholders' Representative for such purpose;

                  9.1.5 Engage such legal counsel, and such accountants and other advisors for the [group members] and incur such other expenses on behalf of the [group members] in connection with this Agreement and the transactions contemplated hereby as the Shareholders' Representative may deem appropriate; and

                  9.1.6 Take such action on behalf of the [group members] as the Shareholders' Representative may deem appropriate in respect of:

                           (i) Waiving any inaccuracies in the representations and warranties of MDU contained in this Agreement or any document delivered by it pursuant hereto;

                           (ii) Taking such other action as he is authorized to
                  take under this Agreement;

                           (iii) Receiving  all  documents  or certificates  and
                  making all determinations on behalf of the [group members] required under this Agreement; and

                           (iv) All such other matters as the Shareholders' Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

         In addition, Section 8 of the Stockholders' Agreement provides as follows:

         8. Shareholders' Representative. The provision of Section 9 of the Merger Agreement concerning the authority of the Shareholders' Representative to execute, deliver and perform this Agreement and to act on behalf of the [group members] with respect to the rights and obligations under this Agreement are incorporated herein by reference as if such provisions were set forth fully herein, and MDU may conclusively rely upon the authority of the Shareholders' Representative with respect to this Agreement in the manner and to the extent set forth in such Section 9.

                                    Exhibit B
               Identification of Certain Trusts and Custodianships

     1. The Joseph D. Morse Revocable Trust, dated January 25, 1993: Joseph D. Morse is the trustor, trustee, and beneficiary of this trust. This trust is revocable at any time by the grantor, Joseph D. Morse. The situs of this trust is in the State of Oregon.

     2. The Forrest W. Morse Revocable Trust, dated May 21, 1993: Forrest W. Morse is the trustor, trustee, and beneficiary of this trust. This trust is revocable at any time by the grantor, William F. Morse. The situs of this trust is in the State of Oregon.

     3. The William F. Morse Revocable Trust, dated October 5, 1993: William F. Morse is the trustor, trustee, and beneficiary of this trust. This trust is revocable at any time by the grantor, William F. Morse. The situs of this trust is in the State of Oregon.

     4. The Anne M. Novakovich Family Trust, dated October 29, 1996: Anne M. Novakovich, and her husband, Lester V. Novakovich, are the Trustors of this trust. Anne M. Novakovich is the trustee of this trust. Both Anne M. Novakovich and Lester V. Novakovich are the beneficiaries of this trust. This trust is revocable by each of the two grantors. The situs of this trust is the State of Washington.

     5. The Sara L. Morse Trust, dated October 31, 1995: Gregory F. Morse is the trustor of this trust. His spouse, Yvonne E. Morse is the trustee. The beneficiary of this trust is Sara L. Morse, child of Gregory F. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Oregon.

     6. The Bryan T. Morse Trust, dated October 31, 1995: Gregory F. Morse is the trustor of this trust. His spouse, Yvonne E. Morse is the trustee. The beneficiary of this trust is Bryan T. Morse, child of Gregory F. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Oregon.

     7. The Joy L. Morse Irrevocable Trust, dated December 24, 1996: Michael D. Morse is the trustor of this trust. Derek C. Morse, son of Michael D. Morse, is the trustee of this trust. The beneficiary of this trust is Joy L. Morse, daughter of Michael D. Morse. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     8. The Derek C. Morse Trust, dated April 24, 1997: Michael D. Morse is the trustor of this trust. Dennis D. Ashenfelter is the trustee of this trust. Derek
C. Morse, son of Michael D. Morse, is the beneficiary of this trust. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     9. The Brock M. Morse Trust, dated April 24, 1997: Michael D. Morse is the trustor of this trust. Dennis D. Ashenfelter is the trustee of this trust. Brock
M. Morse, son of Michael D. Morse, is the beneficiary of this trust. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     10. The Tyler A. Morse Trust, dated April 24, 1997: Michael D. Morse is the trustor of this trust. Dennis D. Ashenfelter is the trustee of this trust. Tyler
A. Morse, son of Michael D. Morse, is the beneficiary of this trust. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     11. The Anne M. Novakovich Children's Trust, dated April 8, 1997: Anne M. Novakovich is the trustor of this trust. Patrick L. Sizemore is the trustee of this trust. The two beneficiaries of this trust are Anne M. Novakovich's two children: Clinton D. Andersen and Angela Andersen. The situs of this trust is the State of Washington. This trust is an irrevocable trust.

     12. The Travis Lee Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Travis Lee Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     13. The Justin Wade Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Justin Wade Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     14. The Amanda Nicole Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Amanda Nicole Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     15. The Gabriel Jerome Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Gabriel Jerome Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     16. Tari L. Morse, as Custodian for Tyler A. Morse Under the Oregon Uniform Transfers for Minors Act: This custodianship was established October 31, 1995. The situs of this custodianship is the State of Oregon.

     17. Susan L. Morse, as Custodian for Justin W. Morse Under the Oregon Uniform Transfers to Minors Act: This custodianship was established May 10, 1996. The situs of this custodianship is the State of Oregon. The custodian is a resident of the State of Washington.

     18. Susan L. Morse, as Custodian for Amanda N. Morse Under the Oregon Uniform Transfers to Minors Act: This custodianship was established May 10, 1996. The situs of this custodianship is the State of Oregon. The custodian is a resident of the State of Washington.